Exhibit 10(lll)
Bank of America Corporation
Long-Term Cash Award Agreement
This document contains your Long-Term Cash Award Agreement. A Beneficiary Designation Form is also included if you wish to designate a beneficiary or if you wish to change your current beneficiary designation.

What you need to do
1.	Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your Award Agreement.

2.	Print the Award Agreement and file it with your important papers.

3.	Accept your Award Agreement through the online acceptance process.*

4.	Designate a beneficiary for your award by completing a Beneficiary Designation Form and returning it to the address listed on the form.

*	If you do not accept your Award Agreement through the online acceptance process by November 15, 2009, or such other date that may be communicated, Bank of America will automatically accept the Award Agreement on your behalf.
For more information
For more information about your award, review your Award Agreement, which in all events is the controlling document for your award.
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LONG-TERM CASH AWARD AGREEMENT

GRANTED TO	GRANT DATE	AWARD AMOUNT

This Long-Term Cash Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.
The long-term cash award covered by this Agreement (the “Award”) is being granted to you as a result of your participation in the Bank of America Corporation Equity Incentive Plan, subject to the following terms and provisions:
1.	Subject to the terms and conditions of this Agreement, Bank of America grants to you the Award in the total amount shown above, payable in cash. The Award amount was calculated to include interest, and no additional interest will be credited with respect to the Award.

2.	You acknowledge having read and agree to be bound by all the terms and conditions of this Agreement.

3.	The Award shall become earned by, and payable to, you in the increments and on the dates shown on the enclosed Exhibit A.

4.	By executing and returning a Beneficiary Designation Form, you may designate a beneficiary to receive payment of the Award in the event of your death while in service with Bank of America or its Subsidiaries. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate. A Beneficiary Designation Form has been included in your Award package.

5.	Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

6.	This Award, and all payments thereof, are subject to all applicable payroll and withholding taxes. Regardless of any employer withholding on your Award, you are responsible for proper payment and reporting of any income tax, social security taxes and other taxes that are due as a result of your Award.
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7.	The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.

8.	In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may only be amended by a written instrument signed by both parties.

9.	If you move to any country outside of the United States during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

BANK OF AMERICA CORPORATION	ASSOCIATE

By:

Chairman, Chief Executive Officer and President

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Exhibit A
Bank of America Corporation
Long-Term Cash Award
Payment of Award
     (a) Payment Schedule. Subject to the provisions of paragraph (b) below, the Award shall become earned and payable in accordance with the payment schedule below if you remain employed with Bank of America and its Subsidiaries through each of the payment dates as follows:

Portion of Cash that Becomes
Payment Date*	Earned and Payable
March 31, 2009	one-twelfth (1/12) of Award
June 30, 2009	one-twelfth (1/12) of Award
September 30, 2009	one-twelfth (1/12) of Award
December 31, 2009	one-twelfth (1/12) of Award
February 13, 2011	one-third (1/3) of Award
February 13, 2012	one-third (1/3) of Award

*	Payment shall be made on or as soon as administratively practicable after the applicable payment date, generally within 30 days.
     (b) Termination Of Employment Prior To Payment. If your employment with Bank of America and its Subsidiaries terminates prior to any of the above payment date(s), then any unearned portion of the Award shall become earned and payable or be canceled depending on the reason for termination as follows:
(i)	Death, Disability, or Termination by Bank of America due to Workforce Reduction or Divestiture. Any unearned portion of the Award shall become immediately earned and payable as of the date of your termination of employment if your termination is due to (A) death, (B) Disability, (C) Workforce Reduction or (D) Divestiture. (Payment will be made as soon as administratively practicable, generally within 30 days after notification of termination from the payroll system.)

(ii)	Termination by Bank of America Without Cause. If your employment is terminated by your employer without Cause (not including Workforce Reduction or Divestiture), then any unearned portion of the Award shall become immediately earned and payable as of such date. (Payment will be made as soon as administratively practicable, generally within 30 days after notification of termination from the payroll system.)

(iii)	Termination by Bank of America With Cause. If your employment is terminated by your employer with Cause, then any unearned portion of the Award shall be immediately canceled as of your employment termination date.

(iv)	Termination by You. If you voluntarily terminate your employment, then any unearned portion of the Award shall be immediately canceled as of your employment termination date.
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     (c) Definitions. For purposes hereof, the following terms shall have the following meanings:
Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony; (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job function(s), which Bank of America views as being material to your position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary; (v) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

Divestiture means a termination of your employment with Bank of America and its Subsidiaries as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of Bank of America and its Subsidiaries.

Workforce Reduction means your termination of employment with Bank of America and its Subsidiaries as a result of a labor force reduction, realignment or similar measure as determined by your employer and (i) you are officially notified in writing of your termination of employment due to a workforce reduction and eligibility for the Corporate Severance Program (or any successor program), or (ii) if not eligible for the Corporate Severance Program, you are notified in writing by an authorized officer of Bank of America or any Subsidiary that the termination is as a result of such action. Your termination of employment shall not be considered due to Workforce Reduction unless you execute all documents required under the Corporate Severance Program or otherwise, including without limitation any required release of claims, within the applicable time frames set forth in such documents or as prescribed by Bank of America. In the event you fail to execute all required documents in a timely fashion, your termination of employment will not be treated as a Workforce Reduction, and if any portion of your Award has been earned or paid to you after your termination of employment but before your failure to execute all required documents, you covenant and agree that you will have no right, title or interest in such amount earned or paid and that you will cause such amount to be returned immediately to Bank of America upon notice.
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Bank of America Corporation
Long-Term Cash Award
Beneficiary Designation Form
Please complete this form if you wish to designate a beneficiary for your long-term cash awards (“Awards”) or if you wish to change your current beneficiary designation. Completed forms should be returned to Fidelity Investments, P.O. Box 770001, Cincinnati, Ohio 45277-0030.
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With respect to any of my Awards that are outstanding and become payable at the time of my death, I hereby designate the following person or entity as my beneficiary to receive any payments in connection with those Awards in the event of my death.
Designation of Primary Beneficiary. I designate the following as my Primary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship
_________________________	___________	_______________	____________
_________________________	___________	_______________	____________
_________________________	___________	_______________	____________
Designation of Secondary Beneficiary. I designate the following as my Secondary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship
_________________________	___________	_______________	____________
_________________________	___________	_______________	____________
_________________________	___________	_______________	____________
Selection of Rule for Deceased Beneficiary. Select either Rule 1 or Rule 2 below by marking with an X. The rule selected shall be applied to Primary Beneficiaries and Secondary Beneficiaries separately so that no Secondary Beneficiary (or issue of a Secondary Beneficiary) shall be entitled to a share of the death benefits unless all Primary Beneficiaries fail to survive the Participant and, if Rule 2 is selected, all issue of all Primary Beneficiaries fail to survive the Participant.

___	Rule 1. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me.

___	Rule 2. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me and to the surviving issue collectively of each named Beneficiary (either Primary or Secondary, as applicable) who does not survive me but who leaves issue surviving me, with the equal share for such surviving issue of such deceased named Beneficiary to be divided among and paid to such issue on a per stirpes basis. (Issue means lineal descendants and includes adopted persons.)
I understand that I may change this designation at any time by executing a new form and delivering it to Fidelity Investments. This designation supercedes any prior beneficiary designation made by me with respect to my Awards.

Signature of Participant:	Date:

Name of Participant (please print):

Participant’s Person Number:

2009 US APP Long -Term Cash 3 Yr
09APP3L